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                      February 2, 2023

       Davinder Singh
       Chief Financial Officer
       Tucows Inc.
       96 Mowat Avenue
       Toronto, Ontario M6K 3M1
       Canada

                                                        Re: Tucows Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Form 10-Q for the
Fiscal Year Ended September 30, 2022
                                                            File No. 001-32600

       Dear Davinder Singh:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology